Exhibit 99

Baxter

FOR IMMEDIATE RELEASE

Media contacts:	Deborah Spak, (847) 948-2349
Sally Benjamin Young, (847) 948-2304

Investor contacts:	Neville Jeharajah, (847) 948-2875
Mary Kay Ladone, (847) 948-3371

BAXTER REPORTS FIRST QUARTER SALES GROWTH OF 11 PERCENT,

AND EPS OF $0.31

Additional Restructuring Measures to Improve Profitability

Will Begin in Second Quarter

DEERFIELD, Ill., April 22, 2004—Baxter International Inc. (NYSE:BAX) today reported its financial results for the first quarter, with sales increasing 11 percent and earnings per diluted share from continuing operations totaling $0.31, compared to the company’s guidance of $0.28 to $0.31 per diluted share.

Baxter’s sales totaled $2.21 billion in the first quarter, with foreign exchange favorably impacting sales by 7 percentage points. Sales within the United States grew 7 percent to $1.02 billion, while sales outside the United States grew 14 percent (including a 12 percentage point benefit from foreign exchange) to $1.19 billion. Sales from Baxter’s BioScience business increased 9 percent to $810 million, while the company’s Medication Delivery business grew 9 percent in the first quarter to $929 million, and Renal sales grew 16 percent to $470 million.

Income from continuing operations totaled $189 million, or $0.31 per diluted share, down from the $217 million, or $0.36 per diluted share, reported last year.

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BAXTER REPORTS 1ST QUARTER RESULTS/Page 2

“While organic sales growth was in line with our expectations, we need to take further actions to realign our cost structure to drive greater profitability,” said Brian P. Anderson, senior vice president and chief financial officer. “Therefore, we will implement a number of additional initiatives to better leverage our resources, with a focus on standardizing and consolidating work processes and reducing capacity in our plasma business, in order to drive sustainable improvements in our financial performance.”

As announced in January 2004, Baxter plans to begin implementing additional actions to reduce costs. These actions will include the elimination of approximately 3,500 to 4,000 additional positions, or approximately 7 to 8 percent of Baxter’s current global workforce. About half of the positions to be eliminated are located in the United States, and half located outside the United States, with nearly three-quarters of the savings within general and administrative expenses. While the market for plasma-derived products has stabilized, the company intends to further enhance profitability and cash flow by adjusting its plasma production. Accordingly, Baxter plans to reduce plasma production by 400,000 liters, or 13 percent, annually and close additional plasma collection centers.

The company anticipates that it will record an after-tax charge in the second quarter of 2004 of approximately $350 to $400 million, or $0.55 to $0.65 per diluted share, principally for severance and costs associated with the closing of facilities. Baxter expects that these additional initiatives will yield savings of $0.05 per diluted share in the second half of 2004, $0.20 to $0.25 per diluted share in 2005, and $0.30 to $0.35 per diluted share when fully implemented in 2006.

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BAXTER REPORTS 1ST QUARTER RESULTS/Page 3

Looking forward to the second quarter, the company expects its sales growth to be between 4 to 6 percent, excluding the impact of foreign exchange, and earnings per diluted share from continuing operations to be $0.37 to $0.41 excluding the impact of the 2004 restructuring charges and benefits. For full-year 2004, Baxter expects sales growth to be between 3 to 5 percent, excluding the impact of foreign exchange. Baxter also expects to achieve earnings per diluted share from continuing operations of $1.75 to $1.85, excluding the impact of the 2004 restructuring charges and benefits, and to generate cash flow from continuing operations of approximately $1.5 billion.

Related Questions and Answers

What is the status of the Advate launch? What were Advate sales in the first quarter?

Baxter received clearance from regulatory authorities in Europe in March, and has launched Advate in Germany, the Netherlands and United Kingdom. Advate contributed $27 million in sales to the total of $292 million in recombinant sales in the first quarter, helping grow that product line by 19 percent. With the European launch now well underway, Baxter expects Advate sales in the second quarter to be significantly higher. The company anticipates that full-year sales of Advate will total $200 to $300 million, and expects to take further actions to accelerate conversion to the product.

What is the status of Baxter’s 2003 restructuring initiative?

In July 2003, Baxter announced a number of initiatives aimed at generating approximately $0.15 to $0.20 per diluted share in annual savings. These initiatives

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BAXTER REPORTS 1ST QUARTER RESULTS/Page 4

involved the closing and/or consolidation of a number of facilities worldwide, elimination of approximately 3,000 positions worldwide, and changes in its plasma operations that reduced plasma production by 600,000 liters and closed 26 plasma collection centers across the United States. The company is on track in implementing these initiatives, and has eliminated approximately 85 percent of the positions and generated savings of $0.04 per diluted share in the first quarter 2004.

How much of the anticipated second quarter 2004 restructuring charge will be cash versus non-cash?

Baxter expects that approximately two-thirds of the charge will be cash (primarily for severance payments) and one-third of the charge will be non-cash (for write-offs of fixed assets).

A webcast of Baxter’s first quarter conference call for investors can be accessed live from a link on Baxter’s website at www.baxter.com beginning at 7:30 a.m. CDT on April 22, 2004. Baxter’s Annual Meeting of Stockholders is scheduled for May 4, 2004 at 10:30 a.m. CDT, and will be webcast live. Please visit Baxter’s website, www.baxter.com, for additional information.

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

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BAXTER REPORTS 1ST QUARTER RESULTS/Page 5

(Advate and Baxter are registered trademarks of Baxter International Inc. and its affiliates.)

This news release contains forward-looking statements that involve risks and uncertainties, including the company’s ability to realize in a timely fashion the anticipated benefits of restructuring initiatives, the effect of economic conditions, the impact of the geographic mix of the company’s sales, actions of regulatory bodies, product development risks, product demand and market acceptance, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company’s filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. Actual results or experience could differ materially from the forward-looking statements.

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BAXTER - PAGE 6

BAXTER INTERNATIONAL INC.

Consolidated Statements of Income

(unaudited)

($ in millions, except per share data)

	Three Months Ended March 31,
	2004	2003	Change
CONTINUING OPERATIONS:

NET SALES	$2,209	$1,997	11%
GROSS PROFIT	894	880	2%
% to Sales	40.5%	44.1%	(3.6 pts.	)
MARKETING AND ADMINISTRATIVE EXPENSES	464	413	12%
% to Sales	21.0%	20.7%	0.3 pts.
RESEARCH AND DEVELOPMENT EXPENSES	136	136	0%

OPERATING INCOME	294	331	(11%	)

% to Sales	13.3%	16.6%	(3.3 pts	)
INTEREST, NET	21	19	11%
OTHER EXPENSE	21	26	(19%	)

INCOME BEFORE INCOME TAXES	252	286	(12%	)
INCOME TAX EXPENSE	63	69	(9%	)

INCOME FROM CONTINUING OPERATIONS	$189	$217	(13%	)

BASIC EPS FROM CONTINUING OPERATIONS	$0.31	$0.36	(14%	)

DILUTED EPS FROM CONTINUING OPERATIONS	$0.31	$0.36	(14%	)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	612	598
Diluted	616	611

RECONCILIATION TO NET INCOME

Income from continuing operations	$189	$217
Discontinued operations	(11)	(1)

Net income	$178	$216

BAXTER—PAGE 7

BAXTER INTERNATIONAL INC.

Cash Flows from Continuing Operations and Changes in Net Debt

(unaudited)

($ in millions)

Cash Flows from Continuing Operations

(Brackets denote cash outflows)
	Three Months Ended March 31,
	2004	2003
Income from continuing operations	$189	$217
Adjustments
Depreciation and amortization	148	128
Deferred income taxes	10	(70)
Other	23	8
Changes in balance sheet items
Accounts receivable	(99)	(56)
Inventories	(68)	(135)
Accounts payable and accrued liabilities	(196)	(78)
Restructuring payments	(37)	(7)
Contributions to pension trust	(54)	—
Net litigation payable and other	30	(30)

Cash flows from continuing operations	($54)	($23)

Changes in Net Debt
Increase (decrease)
	Three Months Ended March 31,
	2004	2003
Net debt, January 1	$3,647	$3,449

Cash flows from continuing operations	54	23
Capital expenditures	89	174
Dividends	361	346
Acquisitions, net	5	70
Purchases of treasury stock	11	153
Other, including the effect of exchange rate changes	(8)	62

Increase in net debt	512	828

Net debt, March 31	$4,159	$4,277

Key statistics, March 31:

Days sales outstanding	64.7	65.2
Inventory turns	2.3	2.3
Net-debt-to-capital ratio (A)	42.7%	46.9%

(A)	The net-debt-to-capital ratio was calculated in accordance with the company's primary credit agreements, which give 70% equity credit to the company's December 2002 $1.25 billion issuance of equity units.

BAXTER - PAGE 8

BAXTER INTERNATIONAL INC.

Condensed Consolidated Balance Sheets

(unaudited)

($ in millions)

	March 31, 2004	December 31, 2003
ASSETS
Cash and equivalents	$648	$927
Receivables	2,097	1,979
Inventories	2,166	2,101
Other current assets	489	430

Total current assets	5,400	5,437

Property, plant & equipment, net	4,554	4,585
Other assets	3,776	3,757

Total assets	$13,730	$13,779

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$177	$153
Other current liabilities (1)	3,099	3,666
Long-term debt	4,630	4,421
Other long-term liabilities (1)	2,289	2,216
Stockholders' equity	3,535	3,323

Total liabilities and stockholders' equity	$13,730	$13,779

(1)	The following is a summary of the net investment hedges included in other current and long-term liabilities:

	March 31, 2004	December 31, 2003
Other current liabilities	$247	$172
Other long-term liabilities	736	785

Total	$983	$957

BAXTER—PAGE 9

Baxter International Inc.

Net Sales from Continuing Operations

Period Ending March 31, 2004

(unaudited)

($ in millions)	Q1 2004	Q1 2003	% Growth @ Actual Rates	% Growth @ Constant Rates
BioScience
United States	$385	$340	13%	13%
International	425	400	6%	(7%	)
Total	$810	$740	9%	2%

Medication Delivery
United States	$534	$520	3%	3%
International	395	330	20%	6%
Total	$929	$850	9%	4%

Renal
United States	$100	$96	4%	4%
International	370	311	19%	9%
Total	$470	$407	16%	8%

Baxter International Inc.
United States	$1,019	$956	7%	7%
International	1,190	1,041	14%	2%
Total	$2,209	$1,997	11%	4%

BAXTER—PAGE 10

Baxter International Inc.

Key Product Line Sales

Period Ending March 31, 2004

(unaudited)

($ in millions)	Q1 2004	Q1 2003	% Growth
BioScience
Recombinants	$292	$244	19%
Plasma Proteins(1)	238	229	4%
Antibody Therapy	80	67	19%
Transfusion Therapies	140	134	4%
Other(2)	60	66	(7%)

Total BioScience	$810	$740	9%

Medication Delivery
IV Therapies(3)	$282	$248	14%
Drug Delivery	174	161	8%
Electronic Infusion Systems	173	166	5%
Anesthesia	191	181	5%
Other(4)	109	94	15%

Total Medication Delivery (5)	$929	$850	9%

Renal
PD Therapy	$345	$301	15%
HD Therapy	121	103	17%
Other	4	3	66%

Total Renal	$470	$407	16%

TOTAL BAXTER	$2,209	$1,997	11%

(1)	Includes plasma-derived hemophilia (FVII, FVIII, FIX and FEIBA), albumin, biosurgery (Tisseel) and other plasma-based products.
(2)	Principally includes vaccines and non-plasma-based biosurgery products (FloSeal and CoSeal)
(3)	Principally includes intravenous solutions and nutritional products.
(4)	Principally includes oncology and other hospital-distributed products.
(5)	Sales of pain management products, which were previously included in Anesthesia, are now reported in either Electronic Infusion Systems or Other, depending on the product. All prior sales data has been reclassified to reflect this change.

BAXTER—PAGE 11

Baxter International Inc.

Key Product Line Sales—US/International

Period Ending March 31, 2004

(unaudited)

	Q1 2004			Q1 2003			% Growth
($ in millions)	US	International	Total	US	International	Total	US	International	Total
BioScience
Recombinants	$141	$151	$292	$119	$125	$244	18%	21%	19%
Plasma Proteins(1)	114	124	238	106	123	229	7%	1%	4%
Antibody Therapy	43	37	80	36	31	67	19%	19%	19%
Transfusion Therapies	65	75	140	63	71	134	4%	5%	4%
Other(2)	22	38	60	16	50	66	38%	(24%)	(7%)

Total BioScience	$385	$425	$810	$340	$400	$740	13%	6%	9%

Medication Delivery
IV Therapies(3)	$103	$179	$282	$100	$148	$248	3%	21%	14%
Drug Delivery	126	48	174	122	39	161	4%	21%	8%
Electronic Infusion Systems	125	48	173	128	38	166	(2%)	28%	5%
Anesthesia	171	20	191	167	14	181	2%	40%	5%
Other(4)	9	100	109	3	91	94	200%	10%	15%

Total Medication Delivery(5)	$534	$395	$929	$520	$330	$850	3%	20%	9%

Renal
PD Therapy	$63	$282	$345	$62	$239	$301	2%	18%	15%
HD Therapy	34	87	121	33	70	103	3%	24%	17%
Other	3	1	4	1	2	3	200%	(50%)	66%

Total Renal	$100	$370	$470	$96	$311	$407	4%	19%	16%

TOTAL BAXTER	$1,019	$1,190	$2,209	$956	$1,041	$1,997	7%	14%	11%

(1)	Includes plasma-derived hemophilia (FVII, FVIII, FIX and FEIBA), albumin, plasma-based biosurgery (Tisseel) and other plasma-based products.
(2)	Principally includes vaccines and non-plasma-based biosurgery products (FloSeal and CoSeal).
(3)	Principally includes intravenous solutions and nutritional products.
(4)	Principally includes oncology and other hospital-distributed products.
(5)	Sales of pain management products, which were previously included in Anesthesia, are now reported in either Electronic Infusion Systems or Other, depending on the product. All prior sales data has been reclassified to reflect this change.